EXHIBIT 99.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Gregory Sorensen(“Executive”), and Middlesex Water Company, a corporation organized and existing under the laws of the State of New Jersey (the “Company”) as of the 16th day of December 2024 (“Effective Date”).

WHEREAS Middlesex Water Company wishes to enter into an Employment Agreement to employ Executive to serve as Chief Operating Officer (“COO”) (Executive) of the Company on the terms set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and obligations contained herein, and intending to be legally bound, the parties, subject to the terms and conditions set forth herein, agree as follows:

1.            Employment. Executive hereby agrees to serve effective December 16, 2024 (the “Effective Date”) and the Company hereby employs Executive pursuant to the terms of this Agreement. Employee’s employment shall begin on the Effective Date and continue until terminated as provided here (“Term”). By executing this Agreement, the Company confirms that the President and CEO has approved this Agreement.

2.            Duties. Executive shall report exclusively to, and receive instructions from, the President and CEO and shall have such duties and responsibilities customary for the positions of Chief Operating Officer of publicly traded companies similarly situated. While serving, Executive shall assist the President and CEO and Senior Vice President, Treasurer and Chief Financial Officer in the authority and discretion relating to the general and day-to-day management of the affairs of the Company and carry out the duties and responsibilities defined in the job description.

3.            Other Business Activities. During the Term of employment, Executive shall serve the Company faithfully and shall devote reasonable best efforts and substantially all business time, attention, skill, and efforts to the performance of the duties required by, or appropriate for, the position. In furtherance of the foregoing, and not by way of limitation, for so long as Executive remains in the employ of Middlesex Water Company, Executive shall not directly or indirectly engage in any other business that would materially interfere or conflict with the Executive’s ability to carry out the duties of this Agreement. Notwithstanding the foregoing, Executive shall be permitted to engage in activities in connection with (i) service as a volunteer, officer or director or in a similar capacity of any charitable, trade or civic organization; (ii) serving as a director, executor, trustee or in another similar fiduciary capacity for a non-commercial entity upon the Executive’s disclosure and approval by the President and CEO concluding that such activities do not materially interfere with Executive’s performance of the responsibilities and obligations pursuant to this Agreement.

4.            Base Salary. The Company shall pay Executive an annual base salary (the “Base Salary”) in the gross amount of $475,000.00 subject to all appropriate taxes and withholdings consistent with applicable law, and payable pursuant to the Company’s normal payroll practices. The Compensation Committee, in consultation with the President and CEO, shall review Executive’s Base Salary annually, for any changes based on Executive’s performance and other factors deemed relevant, as determined in the sole discretion of the Compensation Committee of the Board of Directors.

5.            Annual Long-Term Equity Incentive. During Executive’s Term of employment, Executive shall be eligible for annual equity-based long-term incentive compensation under any long-term incentive compensation programs in effect from time-to-time for Executive’s position, as determined by the Board of Directors, based on performance criteria developed and evaluated by the Compensation Committee of the Board of Directors in consultation with Executive. The target annual equity grant shall be 30% of Executive’s Base Salary with eligibility beginning in 2025, and grants issued starting in 2026.

6.            Supplemental Equity Grant. As of the effective date of this Agreement, Executive shall be awarded shares of Middlesex Water Company common stock having a market value of $120,000, based on the most recent closing stock price. The shares fully vest one business day subsequent to the award. Any subsequent transfer or disposition of the shares is subject to Rule 144(a) of the Securities Act of 1933, as amended.

7.            Other Benefits. Subject to applicable law and the Company’s policies and procedures in effect from time to time, Executive shall be entitled to 5 weeks of vacation, 1 personal day and 5 days of sick each year. Nothing in this Agreement shall preclude Executive’s participation in standard Company benefit plans or programs generally available to all employees. The level of those and any other benefits shall subject to the applicable benefit plan documents and be at least as favorable as those provided to all other executives, which are subject to amendment, modification or cancellation at any time permitted by law, as determined in the sole discretion of the Company.

8.	Termination of Employment.

(a)            For purposes of this Agreement, all capitalized terms herein shall be defined as set forth in Section 10 of this Agreement.

(b)            Immediate Termination. The employment Term and Executive’s employment with the Company shall terminate immediately upon any of the following events:

(i)	the death of the Executive.
(ii)	the Disability of the Executive.
(iii)	the Company terminating the Executive’s employment for Cause; or
(iv)	Executive terminating their employment for Good Reason.

(c) Termination Following Change in Control. Executive acknowledges and agrees that the parties’ Change in Control Agreement dated December 16, 2024, sets forth the terms and conditions regarding Executive’s termination, if any, following any Change in Control.

(d)            Termination Without Cause. The employment Term and Executive’s employment hereunder may be terminated either by the Company without Cause, or by Executive without Good Reason, at any time upon providing ninety (90) days advanced written notice to the other party. The Company reserves the right to determine whether Executive will continue to work and in what capacity for all or part of this 90-day notice period; provided, however, that Executive shall be paid Executive’s regular Base Salary for the duration of the notice period and until Executive’s separation from employment.

9.	Payments Upon Termination of Employment.

(a)            If the Company terminates Executive’s employment for Cause, or if Executive terminates Executive’s employment without Good Reason or without Change In Control (CIC) Good Reason, where such terms are defined in Section 10 below or, Executive’s employment is terminated due to death or Disability, Executive shall receive (or Executive’s estate in the event of death) any accrued but unpaid Base Salary earned through their separation date. Such payment shall be made in a lump sum according to the Company’s regular payroll schedule and applicable law. Executive shall not be entitled to any other compensation, benefits, or other payments from the Company, except as may be required by an applicable benefit Plan document or applicable law.

(b)            If the Company terminates Executive’s employment without Cause or if Executive terminates Executive’s employment for Good Reason, Executive shall receive any accrued but unpaid Base Salary earned through Executive’s separation date, which shall be paid in a lump sum according to the Company’s regular payroll schedule and applicable law provided that Executive signs and complies with a general release agreement in a form provided by the Company containing customary terms and conditions, Executive shall also receive: (i) fifty-percent a pro-rated amount of the annual target long-term equity incentive provided for under this Agreement, all in a lump sum cash payment, within thirty (30) days of the effective date of the release; and (ii) and eighteen (18) months of the Consolidated Omnibus Budget Reconciliation Act (COBRA) at the Executive’s termination of employment Such payments shall be made consistent with the Company’s payroll practice during the period which begins on the effective date of the release described herein.

(c)            If during a Change in Control (CIC) Period, as defined in a separately executed Change In Control Agreement, the Company terminates Executive’s employment and this Agreement without Cause or, if Executive terminates Executive’s employment for CIC Good Reason, as defined in the separately executed Change In Control Agreement, Executive shall receive all amounts due and owing in accordance with the provisions of such Change in Control Agreement and the Company shall have no further obligations to Executive under this Agreement. For the avoidance of doubt, if Executive receives CIC Severance Benefits in accordance with the Change in Control Agreement, Executive shall not be entitled to, and the Company shall have no obligation to provide, Severance Benefits under this Agreement, nor any other compensation, benefits or payments unless expressly agreed upon in writing by the Company.

(d)	The Company does not intend for Executive to be eligible for any duplicate payments upon termination of employment.

(e)	For the avoidance of doubt, the payment of Severance Benefits or CIC Severance Benefits under this Agreement shall be conditioned upon Executive executing a general release of all claims in a form provided by the Company containing customary terms and conditions, and not revoking such release during the seven (7) day period following Executive’s execution.

10.	Defined Terms. For purposes of this Agreement:

(a)            “Affiliate” and “Associate” have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities & Exchange Act.

(b)            “Cause” shall mean that the Company reasonably determines that Executive engaged in: (i) fraud, misappropriation, embezzlement or willful or gross misconduct by Executive; (ii) willful failure by Executive to perform any duties after a written notification by the Board which identifies such failure and permits fifteen (15) days to rectify such failure; (iii) Executive being convicted of a felony, or any crime or offense involving the Company; (iv) pleading guilty or nolo contendere or being convicted of any other criminal act, not including traffic offenses; (v) failure to follow the lawful directions of the Company which, if curable in the judgement of the Company, is not cured within fifteen (15) days after Executive’s receipt of written notice of his failure to follow such lawful directions; (vi) a material breach of this Agreement; which is not cured within ten (10) days after Executive’s receipt of written notice of such material breach; or (vii) a determination by the Company that Executive has violated the Company’s standards of conduct, including but not limited to the Company’s policy against workplace harassment or discrimination.

(d)            “Change in Control” as defined under the provisions of a separately executed Change in Control Agreement.

(e)            “Change in Control Period” as defined under the provisions of a separately executed Change in Control Agreement.

(f)            “CIC Good Reason” as defined under the provisions of a separately executed Change in Control Agreement.

(g)            “Disability” means Executive’s incapacity due to physical or mental illness to perform the essential functions of their job for six consecutive months, with or without a reasonable accommodation, which entitles the Executive to long-term disability benefits under the Company’s long-term disability plan.

(h)           “Good Reason” as defined under the provisions of a separately executed Change in Control Agreement.

(i)            “Person” means any individual, firm, corporation, partnership, or other entity except the Company, any subsidiary of the Company, any employee benefit plan of the Company or of any subsidiary, or any Person or entity organized, appointed, or established by the Company for or pursuant to the terms of any such employee benefit plan.

11.	Restrictive Covenants.

(a)            Executive agrees that on and after the Effective Date of this Agreement, and for a period of twelve (12) months after termination of employment under this Agreement for any reason, Executive will not, directly or indirectly, individually, or in association or in combination with any other person or entity, whether as a shareholder of a corporation, or a manager or member of a limited liability company, or as an employee, agent, independent contractor, consultant, advisor, joint venture partner or otherwise:

(i)            employ, engage, or solicit for employment any person who is, or was, at any time during the twelve (12) months after termination of Executive’s employment under this Agreement and the immediately preceding twelve (12) month period, an employee of the Company or otherwise seek to adversely influence or alter such person’s relationship with the Company (without written consent of the Board of Directors); or

(ii)            solicit, entice, broker or encourage any person or entity that is, or was, at any time during the twelve (12) months after termination of Executive’s employment under this Agreement and the immediately preceding twelve (12) month period, a prospective Affiliate of the Company or a customer, client or vendor or prospective customer, client or vendor of the Company, to terminate or otherwise alter his, her or its relationship with Company.

(b)            Executive agrees that on and the after Effective Date of this Agreement, and for a period of twelve (12) months after termination of employment under this Agreement for any reason, Executive agrees not to, unless acting pursuant with the prior written consent of the Board of Directors, which consent will not be unreasonably withheld, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit Executive’s name to be used in connection with, any Competing Business located in the Geographic Area. For purposes of this Agreement, a “Competing Business” is any business or enterprise actively engaged (i) in a business from which the consolidated Company (the Company and its subsidiaries), taken as a whole, derived at least ten percent of its annual gross revenues for the twelve (12) months immediately preceding the date of termination, or (ii) in any strategic initiative of the Company commenced in the twelve (12) months immediately preceding the date of termination, or actively being considered by the Company on the date of termination. “Geographic Area” means the states in which the Company and its subsidiaries are operating as of the date of termination. It is recognized by Executive that the business of the Company and its subsidiaries and Executive’s connection therewith is, or will be, involved in activity throughout the Geographic Area, and that more limited geographical limitations on this non-competition covenant are therefore not appropriate. The foregoing restriction shall not be construed to prohibit the ownership by Executive of less than one percent of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934, provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

(c)            Executive acknowledges that the restrictions contained in paragraph (a) and (b) are reasonable and necessary to protect the legitimate interests of the Company and its subsidiaries and Affiliates, and that any violation of those provisions will result in irreparable injury to the Company. Executive represents that Executive’s experience and capabilities are such that the restrictions contained in paragraphs (a) and (b) will not prevent Executive from obtaining employment or otherwise earning a living at the same general level of economic benefit as is the case as of the date hereof. Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, which right shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event any of the provisions of paragraph (a) or (b) should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law. Executive further agrees to reimburse Company for its expenses incurred in enforcing this Agreement, if Company prevails in any suit under this Agreement or if Executive is found to have breached or threatened to breach any term of this Agreement, including without limitation, Company’s attorneys’ fees and costs. Executive agrees that in the event the Company finds it necessary to enforce this Agreement in a court of law or equity, the twelve (12) month restriction referred to in clauses (a) and (b)above shall begin from the date of entry of the final order of the court.

12.            Confidentiality. Executive shall keep confidential and shall not, without the prior express written consent of the Company (other than in the course of performing duties as an employee of the Company), use, disclose, reveal, publish, transfer or provide access to (a) any and all information relating to trade secrets, documents including, but not limited to, products, facilities, methods, software, codes or data, systems, procedures, manuals, reports, product price lists, computer programs; names of suppliers and customers; bids and proposals; financial information (including the revenues, costs, or profits associated with any Covered Party’s products or services), business plans, prospects or opportunities; legal opinions; records and specifications which are owned, developed, used or retained by the Company or any Affiliate and which have not been publicly disclosed, or and (b) other information of any third party which the Company or any Affiliate is under an obligation to keep confidential (hereinafter collectively referred to as the “Confidential Information”). Notwithstanding the foregoing limitation, the obligations set forth in Section 12 shall not apply to any information that would constitute Confidential Information but that (i) is known or available through other lawful sources not known by Executive to be bound by a confidentiality agreement with the disclosing party; (ii) is or becomes publicly known or generally known through no default of Executive; (iii) is already in the possession of the person or entity receiving the information through lawful sources not known by Executive to be bound by a confidentiality agreement and through no fault of Executive; (iv) the applicable Covered Party agrees in writing may be disclosed; or (v) is required to be disclosed pursuant to applicable law or the written request of a governmental authority (provided that Executive provides immediate notice to the Company of such request prior to such disclosure).

13.	Other Agreements. Executive represents and warrants to Company that:

(a)            Executive has informed the Company in writing of any restrictions, agreements or understandings whatsoever to which Executive is a party or by which Executive is bound that could prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder, or which could be inconsistent or in conflict with this Agreement or Executive’s employment hereunder, or could prevent, limit or impair in any way the performance by Executive of the obligations hereunder.

(b)            Executive shall disclose the existence and terms of the restrictive covenants set forth in Section 11 to any employer by whom Executive may be employed during the Term (which employment is not hereby authorized) or any period during which Executive’s activities are restricted by virtue of the covenants described in Section 11 hereof.

14.            Survival of Provisions. The provisions of this Agreement shall survive the termination of Executive’s employment hereunder and the payment of all amounts payable and delivery of all post-termination compensation and benefits pursuant to this Agreement incident to any such termination of employment.

15.            Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors or permitted assigns and Executive and Executive’s executors, administrators, or heirs. The Company shall require any successor or successors expressly to assume the obligations of the Company under this Agreement. For purposes of this Agreement, the term “successor” shall include the ultimate parent corporation of any corporation involved in a merger, consolidation, or reorganization with or including the Company that results in the stockholders of Company immediately before such merger, consolidation or reorganization owning, directly or indirectly, immediately following such merger, consolidation or reorganization, securities of another corporation. Executive may not assign any obligations or responsibilities under this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the Company. If a successor or assign of the Company refused to accept this Agreement, Executive shall be entitled to receive CIC Severance Benefits from the Company.

16.            Notices. All notices required to be given to any of the parties of this Agreement shall be in writing and shall be deemed to have been sufficiently given, subject to the further provisions of this Section 16, for all purposes when presented personally to such party, or sent by any national overnight delivery service, or certified or registered mail, to such party at its address set forth below.

(a)	If to Executive:

Mr. Gregory Sorensen
570 Old Ranch Road
Seal Beach, CA. 90740

(b)	If to the Company:

Middlesex Water Company
485C Route 1 South, Suite 400
Iselin, New Jersey 08830

Attn: Lead Independent Director c/o Corporate Secretary

Such notice shall be deemed to be received when delivered if delivered personally, upon electronic or other confirmation of receipt if delivered by electronic mail or facsimile transmission, the next business day after the date sent if sent by a national overnight delivery service, or three (3) business days after the date mailed if mailed by certified or registered mail. Any notice of any change in such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived in writing by the party entitled to receive such notice.

17.            Entire Agreement; Amendments. This Agreement and the Change in Control Agreement, as specified herein, constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous agreements, understandings, and negotiations, whether written or oral, with respect to the terms of Executive’s employment by the Company. This Agreement may be amended or modified only by a written instrument signed by all parties hereto.

18.            Waiver. The waiver of the breach of any term or provision of this Agreement shall not operate as, or be construed to be, a waiver of any other or subsequent breach of this Agreement.

19.            Governing Law. This Agreement shall be governed and construed as to its validity, interpretation, and effect by the laws of the State of New Jersey.

20.            Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

21.            Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

22.            Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart, including in .pdf format, shall be deemed to be an original instrument, but all such counterparts together shall constitute one and the same instrument.

23.            Taxes. Any payment required under this Agreement shall be subject to all requirements of federal and state law with regard to the withholding of taxes, filing, making of reports and the like, and the Company shall use its best efforts to satisfy promptly all such requirements.

24.	Coordination with Release and Delay Required by the Internal Revenue Code.

(a)            Notwithstanding anything to the contrary in this Agreement, if the Executive is a “disqualified individual” (as defined in Internal Revenue Code Section 280G(c)), and the payments and benefits provided for in this Agreement or any other payments and benefits which the Executive has the right to receive from the Company (collectively, the “Payments”), would constitute a “parachute payment” (as defined in Internal Revenue Code Section 280G(b)(2)), then the Payments shall be either (i) reduced (but not below zero) so that the present value of such total amounts and benefits received by the Executive from the Company will be one dollar ($1.00) less than three (3) times Executive’s “base amount” (as defined in Internal Revenue Code Section 280G(b)(3)) and so that no portion of such amounts and benefits received by the Executive shall be subject to the excise tax imposed by Internal Revenue Code Section 4999 or (ii) paid in full, after taking into account the applicable federal, state and local income taxes and the excise tax imposed by Internal Revenue Code Section 4999, whichever produces the better net-after-tax position to the Executive. The reduction of Payments, as applicable, shall be made by (1) first, reducing any severance payments due pursuant to Section 9 paid in cash, with later payments being reduced first; (2) next, the waiver of accelerated vesting of equity awards, with awards having a later vesting date being reduced first; and (3) lastly, reducing all other Payments, with later payments being reduced first, in each case, in accordance with Internal Revenue Code Section 409A. For purposes of Section 409A, each installment severance payment provided under this Agreement shall be treated as a separate payment. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Board of Directors in good faith. If a reduced Payment is made or provided and through error or otherwise that Payment, when aggregated with other Payments from the Company used in determining if a parachute payment exists, exceeds one-dollar ($1.00) less than two (2) times the Executive’s base amount, then the Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made. In the event any reduction under this Agreement is disputed by the Executive, then determinations required to be made under this Section 24, including the assumptions to be utilized in arriving at such determination, shall be made by an outside accounting or consulting firm mutually selected by the Executive and the Company or the Board of Directors, in their reasonable discretion (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a payment hereunder, or such earlier time as is requested by the Company or the Board of Directors, as applicable. In no event shall the Accounting Firm be an accounting firm that was, or is, serving as accountant or auditor for the individual, entity or group affecting the change of ownership or effective control of the Company. Nothing in this Section 24 shall require the Company to be responsible for, or have any liability or obligation with respect to, the Executive’s excise tax liabilities under Internal Revenue Code Section 4999.

(b)            To the maximum extent possible, all amounts payable hereunder are intended to be exempt from the requirements of Section 409A of the Internal Revenue Code (“Code Section 409A”) and this Agreement shall be construed and administered in accordance with such intention. To the extent any continuing benefit (or reimbursement thereof) to be provided is not “deferred compensation” for purposes of Code Section 409A, then such benefit shall commence or be made immediately after the date the release of claims required under Section 8(e) of this Agreement becomes effective. To the extent any continuing benefit (or reimbursement thereof) to be provided is “deferred compensation” for purposes of Code Section 409A, then such benefits shall be reimbursed or commence upon the earliest later date as may be required in order to comply with the requirements of Code Section 409A. The delayed benefits shall in any event expire at the time such benefits would have expired had the benefits commenced immediately upon Executive’s termination of employment.

(c)            Notwithstanding any other payment schedule provided herein to the contrary, if the Executive is deemed on the date of termination to be a Specified Employee, then, once the release required by Section 9(b) is executed and delivered and no longer subject to revocation, any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service” shall be made on the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Executive, and (B) the date of Executive’s death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section 24 (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to Executive in a lump sum, and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first written above.

	By:	/s/ Nadine Duchemin-Leslie
Nadine Duchemin-Leslie
President & CEO

ATTEST:

/S/ Jay L. Kooper
Jay L. Kooper, Vice President, General Counsel & Secretary

/S/ Gregory Sorensen
Gregory Sorensen

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